UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________ Form 8-K ________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017
EASTMAN KODAK COMPANY (Exact name of registrant as specified in its charter)
NEW JERSEY (State or other jurisdiction of incorporation)	1-87 (Commission File Number)	16-0417150 (IRS Employer Identification No.)
343 State Street Rochester, NY 14650 (Address of principal executive offices with zip code)
(585) 724-4000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Eastman Kodak Company (the “Company”) approved the continuation of Jeffrey J. Clarke as the Company’s Chief Executive Officer for a new three-year term and the entering into by the Company of an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) with Mr. Clarke, effective as of March 12, 2017 (the “Effective Date”).  The Amended and Restated Employment Agreement replaces in its entirety Mr. Clarke’s prior employment agreement with the Company, which ended on the Effective Date.

Under the terms of the Amended and Restated Employment Agreement, Mr. Clarke will continue to receive: (1) an annual base salary in the amount of $1,000,000; (2) a target annual incentive award under the terms of the Company’s Executive Compensation for Excellence and Leadership Plan (the “EXCEL Plan”) in the amount of 100% of his annual base salary, paid only in accordance with the terms of the EXCEL Plan or any successor plan thereto; and (3) termination benefits in the amount of two times his annual base salary in the event of termination of employment under certain conditions as set forth in the Amended and Restated Employment Agreement.  Mr. Clarke also will receive a grant of $1 million in stock options on or shortly after the Effective Date and, subject to his continued employment with the Company, grants of $1 million in stock options on or shortly after each of the first and second anniversary of the Effective Date, each with an exercise price per share of the greater of fair market value on the date of grant or $15. The stock options will vest in substantially equal installments on the first, second and third anniversaries of the respective grant dates. In addition, Mr. Clarke will be eligible for a contingent cash award of up to $3 million predicated on the achievement by the Company of three-year cumulative cash flow targets over the period from January 1, 2017 through December 31, 2019, as determined by the Executive Compensation Committee of the Board, with any such award to be payable after the conclusion of the three-year measurement period and settled in restricted stock units determined at the final measurement date closing price for the Company’s common stock.  The Amended and Restated Employment Agreement also will contain terms and provisions related to competition, non-solicitation of employees and confidential information, customary to similar agreements and consistent with Mr. Clarke’s prior employment agreement.

The above summary of the Amended and Restated Employment Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

Date: March 31, 2017	By:	/s/ Sharon E. Underberg
		Name:	Sharon E. Underberg
		Title:	General Counsel, Secretary and Senior Vice President